Exhibit 99.1

Capricor Therapeutics Signs Exclusive Worldwide License Agreement with Johns Hopkins University to Expand its Exosome Platform Technology Portfolio

-Portfolio Will Now Include Exclusive Rights to Engineered Exosomes for

Vaccines and Therapeutics-

LOS ANGELES, CALIF., April 29, 2021 – Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company focused on the development of transformative cell- and exosome-based therapeutics for the treatment and prevention of a broad spectrum of diseases, today announced that it has signed an exclusive, worldwide licensing agreement with Johns Hopkins University (JHU) to include engineered exosomes for vaccines and therapeutics as part of the Company’s exosome technology portfolio.

"This exclusive license agreement with JHU allows Capricor to continue the expansion of our engineered exosome platform technology. We are focused on developing this platform to deliver nucleic acids or proteins effectively into cells and drive the expression of functional proteins,” said Linda Marbán, Ph.D., CEO, Capricor Therapeutics. “This agreement marks a significant milestone in the development of our Company. We believe that this new platform technology has the ability to expand into disease areas of high unmet medical need.”

Under the terms of the agreement, Capricor has been granted the exclusive, worldwide rights to JHU’s co-owned interest in intellectual property described in the licensed patent applications, enabling Capricor to exclusively develop, manufacture and commercialize, with the right to sublicense, IP related to exosome technology for applications across both vaccine and therapeutic areas. Capricor is the co-owner of the intellectual property associated with the patent applications covered by the agreement.

The licensed technology is based on extensive preclinical research conducted by Capricor and Stephen Gould, Ph.D., who serves as Capricor’s executive consultant. Dr. Gould, Professor of Biological Chemistry at JHU, is an internationally recognized exosome expert who brings an unparalleled understanding of exosome engineering to Capricor’s exosome-based research and development programs. Capricor and JHU have collaborated over the last decade to accelerate several technologies at the forefront of biotechnology in areas that include chronic heart failure, as well as cardiovascular, genetic and muscular diseases.

Exosomes are the body’s own drug delivery vehicle, produced by all cells, abundant in all biofluids, and demonstrated to be safe following decades of transfusion and transplantation medicine. Their small size, biological origin, minimal immunogenicity and normal role in delivering signals and RNAs to human cells indicates that exosomes have the potential to expand the range of therapeutics that can be deployed in the fight against a broad spectrum of diseases. Their ease of crossing cell membranes and the ability to communicate in native cellular language makes them a class of novel therapeutic agents.

“By harnessing the power of this unique platform, Capricor can potentially provide and develop therapeutics to treat a variety of diseases,” added Dr. Marbán. “With our foundational data and through collaboration with Dr. Gould and his colleagues at JHU, we believe that exosomes can provide a new approach in drug development. Capricor plans to announce further pipeline opportunities and intends to move this technology into the clinic in the near future, subject to regulatory approval.”

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company focused on the development of transformative cell- and exosome-based therapeutics and vaccines for the treatment and prevention of a broad spectrum of diseases. Capricor's lead candidate, CAP-1002, is an allogeneic cardiac-derived cell therapy that is currently in clinical development for the treatment of Duchenne muscular dystrophy and the cytokine storm associated with COVID-19. Capricor is also developing our exosomes platform technology as a next-generation therapeutic platform. Our current focus is on the development of exosomes loaded with nucleic acids, including mRNA, to treat or prevent a variety of diseases. For more information, visit www.capricor.com and follow the Company on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams, revenue projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission on March 15, 2021. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Media Contact:
Caitlin Kasunich / Raquel Cona
KCSA Strategic Communications
ckasunich@kcsa.com / rcona@kcsa.com
212.896.1241 / 212.896.1204

Investor Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com
617.435.6602

Company Contact:
AJ Bergmann, Chief Financial Officer
abergmann@capricor.com
310.358.3200